Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Myomo, Inc. on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 27, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Myomo, Inc. as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 incorporated by reference in the Prospectus included in the Registration Statement, as amended.

/s/ Marcum LLP

Marcum LLP

New York, NY

November 29, 2017